EXHIBIT 99.1

TCS Acquisition – Investor FAQ

Facts:

On October 1, 2014, ARI Network Services, Inc. (“ARI”) announced that it has acquired substantially all of the assets of Tire Company Solutions, LLC (“TCS Technologies” or “TCS”).  ARI anticipates that TCS will largely run as an independent division within ARI and both ARI and TCS will continue to conduct business as usual.

Q: How did the acquisition of TCS Technologies come about?
A:  ARI has stated that its growth strategy will be a combination of organic growth and strategic acquisitions.  As a result, ARI internally conducts business development activities on an ongoing basis to identify strategic acquisition targets. TCS was identified through these activities and the parties engaged in due diligence and further discussions which ultimately led to a consummated transaction.

Q: Who is TCS Technologies?
A:  TCS is a leading provider of software, websites and marketing services designed exclusively for the automotive tire and wheel vertical.  TCS is headquartered in Cookeville, Tennessee, and operates a satellite office in Salt Lake City, Utah. TCS will join ARI as “TCS Technologies, an ARI Company.” TCS president Barry Reese will serve as VP and GM, TCS Technologies, an ARI Company.  Barry Reese is the founder of TCS who has overseen the growth of the business in both its customer base and product offerings.  He has over 20 years’ experience in the tire and wheel industry and ARI feels that he is uniquely qualified to assume this leadership position in the organization.

TCS products include:

-	Websites, digital marketing services and point of sale software for tire and wheel dealers
-	Websites, digital marketing services and point of sale software for auto repair shops
-	Wholesale management software and B2B websites for tire wholesalers
-	Retread plant management software and cloud-based retread applications for tire retreaders

Q: How does TCS fit with ARI?
A:  TCS allows ARI to consolidate its leadership position and provide additional solution offerings in the automotive tire and wheel industry.  In addition, the culture of TCS is that of an innovative, highly motivated, dealer focused organization which fits well with ARI.

Q: How long will TCS run independently as a division of ARI?
A: TCS will run as an independent division for the foreseeable future.

Q: What is TCS’s current and projected revenue?
A: ARI expects TCS to add $5M to its FY15 revenue numbers and projects that the transaction will produce $6M in incremental revenue over the next 12 months.

Q: What will the impact be on ARI’s EBITDA?
A: TCS is profitable and cash flow positive, and ARI expects the transaction to be accretive to its FY15 EBITDA.

Q: What is the historical growth rate for TCS?
A: Pro forma financials adjusted for ARI’s fiscal year indicate TCS’ revenue grew 35%+ year over year between FY13 and FY14.  ARI estimates the company’s 3 year CAGR to be over 50%.

Q: What percentage of TCS revenue is recurring?
A: ARI estimates approximately 70% of TCS’ revenues to be recurring.  While this is lower than ARI’s 90%+ level, it should be noted that TCS’ point of sale and retreading software offerings are perpetual licenses with recurring maintenance which results in a lower portion of recurring revenues when license installs are growing.

Q: What consideration is ARI paying for this transaction?
A:

$4.2M	Cash at Closing
$3.0M	Seller Note, 4 Yrs., 5% Int.*
$1.9M	Equity**

*To be adjusted based upon the Net Asset Value as defined in the Purchase Agreement.

**618,744 shares of ARI common stock

In addition to the foregoing consideration, the Asset Purchase Agreement also provides for a contingent earn-out, which will be payable, if at all, in three potential payments and contingent upon the attainment of specified revenue goals.  It is not possible at this time to calculate the amount of the contingent earn-out, if any, that will be paid.

Q: How was this transaction funded?

A: The acquisition was funded through refinancing our Senior Debt with Silicon Valley Bank which resulted in incremental funding of $2.1 million to our Term Note with a new maturity date five years from the transaction close, due in 2019.  The balance of cash due at close is being paid by a mix of funding from our Line of Credit and cash from operations.

Q: How many Website Customers does TCS currently have?
A: About 900 dealer websites.

Q: How many customers does TCS currently have for its point of sale software?
A: About 600 customers, in about 750 locations.

Additional Information:

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This acquisition is consistent with ARI’s strategy to grow the business both organically and through strategic acquisitions. It will help us accelerate our growth within the automotive tire and wheel vertical.

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The marriage of the two companies makes ARI the largest and leading provider of dealer websites and digital marketing services within the automotive tire and wheel vertical, additionally positioning ARI as a major supplier of automotive tire and wheel point of sale systems as well as software and websites for tire wholesalers and retreaders.

Ï	TCS will enhance ARI’s automotive product portfolio by adding more than 750 tire wholesale distributor connections and eCatalog data for more than 65,000 tires and 50,000 wheels.

Product Related:

Ï	Both companies will continue to sell and develop their current product offerings for the foreseeable future.
Ï	We do not anticipate any pricing changes at this time.
Ï	For the majority of customers, their primary points of contact within the business will remain unchanged. In the event there is a change, we will proactively notify the customer.

Notice Regarding Forward-Looking Statements:

Certain statements in this Investor FAQ contain “forward‐looking statements” regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933. All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projects about the markets in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects”, “intends,” “plans,” “believes,” “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward‐looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Such risks and uncertainties include those factors described in Part 1A of ARI’s annual report on Form 10‐K for fiscal year ended July 31, 2013, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward‐looking statements. The forward‐looking statements are made only as of the date hereof, and ARI undertakes no obligation to publicly release the result of any revisions to these forward‐looking statements. For more information, please refer to ARI’s filings with the Securities and Exchange Commission.

The descriptions of the terms of the Asset Purchase Agreement, and the transactions contemplated thereby, contained in this Investor FAQ are qualified in its entirety by reference to the Asset Purchase Agreement, attached as Exhibit 2.1 to the Form 8-K filed by ARI in connection with the TCS acquisition.

For media inquiries, contact:

Colleen Brousil, Director of Marketing, ARI, +1-414-973-4323, colleen.brousil@arinet.com

Investor inquiries, contact:

Steven Hooser, Three Part Advisors, +1.214.872.2710, shooser@threepa.com

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